Exhibit 4.3(a)

AMENDMENT NO. 1
to CONVERTIBLE PROMISSORY NOTE
Issued by
AEON BIOPHARMA, INC.,
a Delaware corporation
And EXCHANGE AGREEMENT

This Amendment No. 1 (the “Amendment”) and Exchange Agreement in relation to the Convertible Promissory Note (“Note”) issued by AEON Biopharma, Inc., a Delaware corporation (the “Issuer”), to the undersigned holder of the Note (the “Noteholder”) is made and entered into as of September 30, 2020 (the “Effective Date”), between the Issuer and the Noteholder. Capitalized words used herein but not defined herein have the respective meanings ascribed to them in the Note.

RECITALS

WHEREAS, the parties entered into that certain Senior Unsecured Note Purchase Agreement (the “Agreement”) dated effective as of June 19, 2019, as amended December 12, 2019, and as further amended as of March 31, 2020 pursuant to which the Notes were sold to Noteholder;

WHEREAS, in connection with the Issuer’s preparation for an initial public offering of its common stock, the Issuer proposes to distribute shares of common stock of Alphaeon Credit, Inc., a Delaware corporation (the “Alphaeon Credit Stock”), and shares of preferred stock of Zelegent, Inc., a Delaware corporation (the “Zelegent Stock”) to the Issuer’s stockholders on a pro rata basis (the “Restructuring”), thereby diminishing the credit support implicitly available to repayment of the Notes;

WHEREAS, to induce Noteholder’s consent to the Restructuring and to reduce the Payment Amount of the Note, the Issuer proposes to cause to be offered to Noteholder, a warrant exercisable for Alphaeon Credit Stock in the form attached hereto as Exhibit A (the “Alphaeon Credit Warrant”) and a warrant exercisable for Zelegent Stock in the form attached hereto as Exhibit B (the “Zelegent Warrant” and, together with the Alphaeon Credit Warrant, the “Warrants”).

AGREEMENT

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.Definitions

. In consideration of execution and delivery of the Warrants to Noteholder as set forth in paragraph 2 hereof, Noteholder agrees that the definition of “Payment Amount” in the Note shall be one hundred seventy five percent (175%) of the principal sum of NINE HUNDRED NINETY-SEVEN THOUSAND SEVEN HUNDRED FORTY-FIVE and 45/100 DOLLARS (US$997,745.45) and a corresponding change to the dollar figure in the upper left side of the Note shall be made.

2.Exchange of Warrants for Principal

. In consideration of Noteholder’s agreement to reduction in the Payment Amount as set forth in paragraph 1 hereof, the Issuer hereby promises to cause to be issued to Noteholder the Alphaeon Credit Warrant and the Zelegent Warrant.

Signature Page to Amendment No. 1 to Convertible Promissory Note and Exchange Agreement

3.Effect of Amendments

. Except as expressly set forth in this Amendment, the terms and provisions of the Note and Agreement are ratified and confirmed and shall continue in full force and effect. From and after the date hereof, any references to the Note shall mean the Note as amended hereby.

[Signature page follows]

Signature Page to Amendment No. 1 to Convertible Promissory Note and Exchange Agreement

IN WITNESS WHEREOF, the parties have executed this Amendment on the Effective Date.

AEON BIOPHARMA, INC.

By:
Name:
Title:

NOTEHOLDER

By:
Name:
Title:

Signature Page to Amendment No. 1 to Convertible Promissory Note and Exchange Agreement